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As filed with the Securities and Exchange Commission on April 26, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM S-8
Registration Statement
Under
the Securities Act of 1933

TENNANT COMPANY
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation or organization)	41-0572550 (I.R.S. Employer Identification No.)
701 North Lilac Drive P.O. Box 1452 Minneapolis, Minnesota (Address of principal executive offices)	55440 (Zip Code)

Tennant Company
Profit Sharing and Employee Stock Ownership Plan, as Amended
(Full title of the plan)

Eric A. Blanchard
Vice President, General Counsel and Secretary
Tennant Company
701 North Lilac Drive
P.O. Box 1452
Minneapolis, Minnesota 55440
(Name and address of agent for service)

(763) 540-1200
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, par value $.375 per share	115,000 Shares	$40.67	$4,677,050.00	$592.59

Interests in the Plan(3)	N/A	N/A	N/A	N/A

(1)
This registration statement relates to 115,000 additional shares of the registrant's Common Stock to be offered pursuant to the registrant's Profit Sharing and Employee Stock Ownership Plan, as amended.
(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h)(1) under the Securities Act of 1933, based on the average of the high and low sale prices per share of the registrant's Common Stock on April 21, 2004, as reported on the New York Stock Exchange Composite Tape.
(3)
Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan described herein. In accordance with Rule 457(h)(2), no separate fee is required with respect to plan interests.

PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents previously filed (File No. 1-16191) with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") are, as of their respective dates, incorporated by reference in this registration statement:

          (a)   The Annual Report on Form 10-K of Tennant Company (the "Company") for the fiscal year ended December 31, 2003 (which incorporates by reference certain portions of the Company's 2003 Annual Report to Shareholders, including financial statements and accompanying information, and certain portions of the Company's definitive proxy statement for the Company's 2004 Annual Meeting of Shareholders);

          (b)   All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above; and

          (c)   The description of the Company's common stock contained in a registration statement filed pursuant to the Exchange Act, together with any amendments or reports filed for the purpose of updating that description.

        In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this registration statement and before the filing of a post-effective amendment that indicates that all shares of common stock offered have been sold, or that deregisters all shares of common stock then remaining unsold, shall be deemed to be incorporated by reference in, and to be a part of, this registration statement from the date of filing of those documents.

        Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or incorporated herein by reference or in any other subsequently filed document that is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

        Not Applicable.

Item 5. Interests of Named Experts and Counsel.

        Heidi M. Hoard, Assistant General Counsel of the Company, beneficially owns shares of the Company's common stock having a fair market value of more than $4,000.

Item 6. Indemnification of Directors and Officers.

        Article VI of the Company's Restated By-Laws provides that the Company shall indemnify its directors and officers to the full extent required by Minnesota Statutes, Section 302A.521, or by other provisions of law. Section 302A.521 requires the Company to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to the Company against judgments, penalties, fines (including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan), settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by the person in connection with the proceeding, if certain criteria are met. These criteria, all of which must be met by the person seeking indemnification, are:

          (a)   the person has not been indemnified by another organization for the same judgments, penalties, fines, settlements, and expenses;

          (b)   the person must have acted in good faith;

          (c)   no improper personal benefit was obtained by the person and, if applicable, certain statutory conflict-of-interest provisions have been satisfied;

          (d)   in the case of a criminal proceeding, the person had no reasonable cause to believe that the conduct was unlawful; and

          (e)   the person acted in a manner he or she reasonably believed was in the best interests of the corporation or, in certain limited circumstances, not opposed to the best interests of the corporation.

        The determination as to eligibility for indemnification is made by the members of the Company's board of directors, or a committee thereof, who are at the time not parties to the proceedings under consideration, by special legal counsel, by the shareholders who are not parties to the proceedings or by a court.

        Article VIII of the Company's Restated Articles of Incorporation provides that no director shall be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as director, except:

          (a)   any breach of the director's duty of loyalty to the Company or its shareholders;

          (b)   acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

          (c)   dividends, stock repurchases and other distributions made in violation of Minnesota law or for violations of the Minnesota securities laws;

          (d)   any transaction from which the director derived an improper personal benefit; or

          (e)   any act or omission occurring before the effective date of the provision in the Company's Restated Articles of Incorporation limiting such liability.

        Article VIII does not affect the availability of equitable remedies, such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty, although, as a practical matter, equitable relief may not be available. Nor does this Article limit the liability of directors for violations of, or relieve them from the necessity of complying with, federal securities laws.

Item 7. Exemption from Registration Claimed.

        Not Applicable.

Item 8. Exhibits.

Exhibit	Description
4	Rights Agreement, dated as of November 19, 1996, as amended, between the Company and Wells Fargo Bank Minnesota, National Association (f/k/a Norwest Bank Minnesota, National Association) (incorporated by reference to Exhibit 1 to Form 8-A dated November 26, 1996, as amended by Form 8-A/A dated November 18, 1999).
5.1	Opinion of Heidi M. Hoard.
5.2	Determination Letter from the Department of the Treasury of the IRS dated June 30, 2003.
23.1	Consent of Heidi M. Hoard (included in Exhibit 5).
23.2	Independent Auditors' Consent.
24	Powers of Attorney.
99.1
Tennant Company Profit Sharing and Employee Stock Ownership Plan, as amended and restated effective January 1, 2001 (incorporated by reference to Exhibit 10.11 to the Company's Form 10-K for the year ended December 31, 2001).
99.2
Amendments to Tennant Company Profit Sharing and Employee Stock Ownership Plan, including Merger of Tennant Commercial Retirement Savings Plan into Tennant Company Profit Sharing and Employee Stock Ownership Plan, dated October 3, 2002, December 30, 2002 and January 1, 2003 (incorporated by reference to Exhibit 10.11 to the Company's Form 10-K for the year ended December 31, 2002)

Item 9. Undertakings.

A.
The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.
The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant any in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on April 26, 2004.

TENNANT COMPANY
By	/s/ Anthony T. Brausen Its Vice President, Chief Financial Officer and Treasurer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature		Title
/s/ Janet M. Dolan Janet M. Dolan		President and Chief Executive Officer (Principal Executive Officer)
/s/ Anthony T. Brausen Anthony T. Brausen		Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)
/s/ Gregory M. Siedschlag Gregory M. Siedschlag		Corporate Controller and Principal Accounting Officer (Principal Accounting Officer)
Janet M. Dolan	)
James T. Hale	)
Pamela K. Knous	)
William I. Miller	)	A majority of the Board of Directors*
Edwin L. Russell	)
Stephen G. Shank	)
Frank L. Sims	)

*
Anthony T. Brausen, by signing his name hereto, hereby signs this document on behalf of each of the above-named officers or directors of the registrant under powers of attorney executed by those persons.

By	/s/ Anthony T. Brausen Anthony T. Brausen Vice President, Chief Financial Officer and Treasurer, Attorney in Fact

        Pursuant to the requirements of the Securities Act of 1933, the Administrator has caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota on April 26, 2004.

TENNANT COMPANY PROFIT SHARING AND EMPLOYEE STOCK OWNERSHIP PLAN, AS AMENDED
By:	TENNANT COMPANY
By	/s/ Janet M. Dolan Janet M. Dolan President and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit	Description
4	Rights Agreement, dated as of November 19, 1996, as amended, between the Company and Wells Fargo Bank Minnesota, National Association (f/k/a Norwest Bank Minnesota, National Association) (incorporated by reference to Exhibit 1 to Form 8-A dated November 26, 1996, as amended by Form 8-A/A dated November 18, 1999)	Incorporated by Reference
5.1	Opinion of Heidi M. Hoard	Filed Electronically
5.2	Determination Letter from the Department of the Treasury of the IRS dated June 30, 2003	Filed Electronically
23.1	Consent of Heidi M. Hoard (included in Exhibit 5)
23.2	Independent Auditors' Consent	Filed Electronically
24	Powers of Attorney	Filed Electronically
99.1
	Tennant Company Profit Sharing and Employee Stock Ownership Plan, as amended and restated effective January 1, 2001 (incorporated by reference to Exhibit 10.11 to the Company's Form 10-K for the year ended December 31, 2001)	Incorporated by Reference
99.2
	Amendments to Tennant Company Profit Sharing and Employee Stock Ownership Plan, including Merger of Tennant Commercial Retirement Savings Plan into Tennant Company Profit Sharing and Employee Stock Ownership Plan, dated October 3, 2002, December 30, 2002 and January 1, 2003 (incorporated by reference to Exhibit 10.11 to the Company's Form 10-K for the year ended December 31, 2002)	Incorporated by Reference

Exhibit 5.1

        April 26, 2004

Tennant Company
701 North Lilac Drive
P.O. Box 1452
Minneapolis, Minnesota 55440

Ladies and Gentlemen:

        In connection with the Registration Statement on Form S-8 under the Securities Act of 1933 (the "Registration Statement") relating to the offering of up to 115,000 additional shares of common stock, par value $.375 per share (the "Shares"), of Tennant Company, a Minnesota corporation (the "Company"), together with the related plan interests, pursuant to the Tennant Company Profit Sharing and Employee Stock Ownership Plan, as amended, I have examined such corporate records and other documents, including the Registration Statement, and have reviewed such matters of law as I have deemed relevant hereto, and, based upon this examination and review, it is my opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the Shares and that, when issued and sold as contemplated in the Registration Statement, the Shares will be legally issued, fully paid and nonassessable under the current laws of the State of Minnesota.

        I am admitted to the practice of law in the State of Minnesota and the foregoing opinions are limited to the laws of that state and the federal laws of the United States of America.

        I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ Heidi M. Hoard Heidi M. Hoard Assistant General Counsel

Exhibit 5.2

INTERNAL REVENUE SERVICE P.O. Box 2508 Cincinnati, OH 45201	DEPARTMENT OF THE TREASURY
Date: June 30, 2003	Employer Identification Number: 41-0572550
DLN: 17007077135022
TENNANT COMPANY 401 NORTH LILAC DRIVE MINNEAPOLIS, MN 55440-1453	Person to Contact: SYLVAN OPPENHEIMER ID: 52729 Contact Telephone Number: (877) 829-5500 Plan Name: TENNANT COMPANY PROFIT SHARING & EMPLOYEE STOCK OWNERSHIP PLAN Plan Number: 001

Dear Applicant:

        We have made a favorable determination on the plan identified above based on the information you have supplied. Please keep this letter, the application forms submitted to request this letter and all correspondence with the Internal Revenue Service regarding your application for a determination letter in your permanent records. You must retain this information to preserve your reliance on this letter.

        Continued qualification of the plan under its present form will depend on its effect in operation. See section 1.401-1(b)(3) of the Income Tax Regulations. We will review the status of the plan in operation periodically.

        The enclosed Publication 794 explains the significance and the scope of this favorable determination letter based on the determination requests selected on your application forms. Publication 794 describes the information that must be retained to have reliance on this favorable determination letter. The publication also provides examples of the effect of a plan's operation on its qualified status and discusses the reporting requirements for qualified plans. Please read Publication 794.

        This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

        This determination is subject to your adoption of the proposed amendments submitted in your letter dated June 23, 2003. The proposed amendments should be adopted on or before the date prescribed by the regulations under Code section 401(b).

        This determination letter is applicable for the amendment(s) executed on December 20, 2001.

        This determination letter is also applicable for the amendment(s) dated on 12/28/00 & 12/15/99.

        This plan satisfies the requirements of Code section 4975(e)(7).

        This letter considers the changes in qualification requirements made by the Uruguay Round Agreements Act, Pub. L. 103-465, the Small Business Job Protection Act of 1996, Pub. L. 104-188, the Uniformed Services Employment and Reemployment Rights Act of 1994, Pub. L. 103-353, the Taxpayer

Relief Act of 1997, Pub. L. 105-34, the Internal Revenue Service Restructuring and Reform Act of 1998, Pub. L. 105-206, and the Community Renewal Tax Relief Act of 2000, Pub. L. 106-554.

        This letter may not be relied on with respect to whether the plan satisfies the requirements of section 401(a) of the Code, as amended by the Economic Growth and Tax Relief Reconciliation Act of 2001, Pub. L. 107-16.

        The requirement for employee benefits plans to file summary plan descriptions (SPD) with the U.S. Department of Labor was eliminated effective August 5, 1997. For more details, call 1-800-998-7542 for a free copy of the SPD card.

        The information on the enclosed addendum is an integral part of this determination. Please be sure to read and keep it with this letter.

        We have sent a copy of this letter to your representative as indicated in the power of attorney.

        If you have any questions concerning this matter, please contact the person whose name and telephone number are shown above.

Sincerely yours,
/s/ Paul T. Shultz Paul T. Shultz Director, Employee Plans Rulings & Agreements

Enclosures:
Publication 794
Addendum

        This determination letter acknowledges receipt of your amendment(s) intended to satisfy the requirements of section 401(a) of the Code, as amended by the Economic Growth and Tax Relief Reconciliation Act of 2001, Pub. L. 107-16.

Exhibit 23.2

        Independent Auditors' Consent

The Board of Directors
Tennant Company:

We consent to the use of our reports incorporated herein by reference.

As discussed in Note 1 to the consolidated financial statements, the Company adopted the provisions of Financial Accounting Standard No. 142, "Goodwill and Other Intangible Assets," on January 1, 2002.

/s/ KPMG LLP

Minneapolis, Minnesota
April 26, 2004

Exhibit 24

TENNANT COMPANY

Power of Attorney
of Director and/or Officer

        The undersigned director and/or officer of Tennant Company, a Minnesota corporation, does hereby make, constitute and appoint Janet M. Dolan, Anthony T. Brausen and Eric A. Blanchard, and each or any one of them, his or her true and lawful attorneys-in-fact, with power of substitution, for the undersigned and in his or her name, place and stead, to sign and affix the undersigned's name as director and/or officer of the Company to a Registration Statement or Registration Statements, on Form S-8 or other applicable form, and all amendments (including post-effective amendments) thereto, to be filed by the Company with the Securities and Exchange Commission, in connection with the registration under the Securities Act of 1933, as amended, of shares of Common Stock or other securities proposed to be issued or sold by the Company pursuant to the Tennant Company Profit Sharing and Employee Stock Ownership Plan, as amended, and to file the same with the SEC, granting unto these attorneys-in-fact, and each of them, full power and authority to do and perform any and all acts necessary or incidental to the performance and execution of the powers herein expressly granted.

        IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 18th day of February, 2004.

/s/ Janet M. Dolan Janet M. Dolan

TENNANT COMPANY

Power of Attorney
of Director and/or Officer

        The undersigned director and/or officer of Tennant Company, a Minnesota corporation, does hereby make, constitute and appoint Janet M. Dolan, Anthony T. Brausen and Eric A. Blanchard, and each or any one of them, his or her true and lawful attorneys-in-fact, with power of substitution, for the undersigned and in his or her name, place and stead, to sign and affix the undersigned's name as director and/or officer of the Company to a Registration Statement or Registration Statements, on Form S-8 or other applicable form, and all amendments (including post-effective amendments) thereto, to be filed by the Company with the Securities and Exchange Commission, in connection with the registration under the Securities Act of 1933, as amended, of shares of Common Stock or other securities proposed to be issued or sold by the Company pursuant to the Tennant Company Profit Sharing and Employee Stock Ownership Plan, as amended, and to file the same with the SEC, granting unto these attorneys-in-fact, and each of them, full power and authority to do and perform any and all acts necessary or incidental to the performance and execution of the powers herein expressly granted.

        IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 18th day of February, 2004.

/s/ James T. Hale James T. Hale

TENNANT COMPANY

Power of Attorney
of Director and/or Officer

        The undersigned director and/or officer of Tennant Company, a Minnesota corporation, does hereby make, constitute and appoint Janet M. Dolan, Anthony T. Brausen and Eric A. Blanchard, and each or any one of them, his or her true and lawful attorneys-in-fact, with power of substitution, for the undersigned and in his or her name, place and stead, to sign and affix the undersigned's name as director and/or officer of the Company to a Registration Statement or Registration Statements, on Form S-8 or other applicable form, and all amendments (including post-effective amendments) thereto, to be filed by the Company with the Securities and Exchange Commission, in connection with the registration under the Securities Act of 1933, as amended, of shares of Common Stock or other securities proposed to be issued or sold by the Company pursuant to the Tennant Company Profit Sharing and Employee Stock Ownership Plan, as amended, and to file the same with the SEC, granting unto these attorneys-in-fact, and each of them, full power and authority to do and perform any and all acts necessary or incidental to the performance and execution of the powers herein expressly granted.

        IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 18th day of February, 2004.

/s/ Pamela K. Knous Pamela K. Knous

TENNANT COMPANY

Power of Attorney
of Director and/or Officer

        The undersigned director and/or officer of Tennant Company, a Minnesota corporation, does hereby make, constitute and appoint Janet M. Dolan, Anthony T. Brausen and Eric A. Blanchard, and each or any one of them, his or her true and lawful attorneys-in-fact, with power of substitution, for the undersigned and in his or her name, place and stead, to sign and affix the undersigned's name as director and/or officer of the Company to a Registration Statement or Registration Statements, on Form S-8 or other applicable form, and all amendments (including post-effective amendments) thereto, to be filed by the Company with the Securities and Exchange Commission, in connection with the registration under the Securities Act of 1933, as amended, of shares of Common Stock or other securities proposed to be issued or sold by the Company pursuant to the Tennant Company Profit Sharing and Employee Stock Ownership Plan, as amended, and to file the same with the SEC, granting unto these attorneys-in-fact, and each of them, full power and authority to do and perform any and all acts necessary or incidental to the performance and execution of the powers herein expressly granted.

        IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 18th day of February, 2004.

/s/ William I. Miller William I. Miller

TENNANT COMPANY

Power of Attorney
of Director and/or Officer

        The undersigned director and/or officer of Tennant Company, a Minnesota corporation, does hereby make, constitute and appoint Janet M. Dolan, Anthony T. Brausen and Eric A. Blanchard, and each or any one of them, his or her true and lawful attorneys-in-fact, with power of substitution, for the undersigned and in his or her name, place and stead, to sign and affix the undersigned's name as director and/or officer of the Company to a Registration Statement or Registration Statements, on Form S-8 or other applicable form, and all amendments (including post-effective amendments) thereto, to be filed by the Company with the Securities and Exchange Commission, in connection with the registration under the Securities Act of 1933, as amended, of shares of Common Stock or other securities proposed to be issued or sold by the Company pursuant to the Tennant Company Profit Sharing and Employee Stock Ownership Plan, as amended, and to file the same with the SEC, granting unto these attorneys-in-fact, and each of them, full power and authority to do and perform any and all acts necessary or incidental to the performance and execution of the powers herein expressly granted.

        IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 18th day of February, 2004.

/s/ Edwin L. Russell Edwin L. Russell

TENNANT COMPANY

Power of Attorney
of Director and/or Officer

        The undersigned director and/or officer of Tennant Company, a Minnesota corporation, does hereby make, constitute and appoint Janet M. Dolan, Anthony T. Brausen and Eric A. Blanchard, and each or any one of them, his or her true and lawful attorneys-in-fact, with power of substitution, for the undersigned and in his or her name, place and stead, to sign and affix the undersigned's name as director and/or officer of the Company to a Registration Statement or Registration Statements, on Form S-8 or other applicable form, and all amendments (including post-effective amendments) thereto, to be filed by the Company with the Securities and Exchange Commission, in connection with the registration under the Securities Act of 1933, as amended, of shares of Common Stock or other securities proposed to be issued or sold by the Company pursuant to the Tennant Company Profit Sharing and Employee Stock Ownership Plan, as amended, and to file the same with the SEC, granting unto these attorneys-in-fact, and each of them, full power and authority to do and perform any and all acts necessary or incidental to the performance and execution of the powers herein expressly granted.

        IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 18th day of February, 2004.

/s/ Stephen G. Shank Stephen G. Shank

TENNANT COMPANY

Power of Attorney
of Director and/or Officer

        The undersigned director and/or officer of Tennant Company, a Minnesota corporation, does hereby make, constitute and appoint Janet M. Dolan, Anthony T. Brausen and Eric A. Blanchard, and each or any one of them, his or her true and lawful attorneys-in-fact, with power of substitution, for the undersigned and in his or her name, place and stead, to sign and affix the undersigned's name as director and/or officer of the Company to a Registration Statement or Registration Statements, on Form S-8 or other applicable form, and all amendments (including post-effective amendments) thereto, to be filed by the Company with the Securities and Exchange Commission, in connection with the registration under the Securities Act of 1933, as amended, of shares of Common Stock or other securities proposed to be issued or sold by the Company pursuant to the Tennant Company Profit Sharing and Employee Stock Ownership Plan, as amended, and to file the same with the SEC, granting unto these attorneys-in-fact, and each of them, full power and authority to do and perform any and all acts necessary or incidental to the performance and execution of the powers herein expressly granted.

        IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 18th day of February, 2004.

/s/ Frank L. Sims Frank L. Sims

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PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
INDEX TO EXHIBITS
TENNANT COMPANY
TENNANT COMPANY
TENNANT COMPANY
TENNANT COMPANY
TENNANT COMPANY
TENNANT COMPANY
TENNANT COMPANY